Exhibit 99.2

ELECTRUM SPECIAL ACQUISITION CORPORATION RAISES
$200 MILLION IN INITIAL PUBLIC OFFERING, INCLUDING $25 MILLION

FROM EXERCISE OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

NEW YORK, June 16, 2015 – Electrum Special Acquisition Corporation (NASDAQ: ELECU) (the "Company") today announced the closing of its initial public offering of 20 million units at $10.00 per unit, including 2.5 million units issued pursuant to the partial exercise by the underwriters of their over-allotment option, with the offering raising gross proceeds of $200 million. The Company originally filed a registration statement to register 15 million units, and registered an additional 2.5 million units by means of a post-effective amendment to the registration statement (in each case, exclusive of the underwriters’ over-allotment option). Each unit consists of one ordinary share and one warrant to purchase one-half of one ordinary share for $5.75 per half share, subject to adjustment.

The units began trading on Thursday, June 11, 2015 on the NASDAQ Capital Market under the symbol "ELECU." Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “ELEC” and “ELECW,” respectively.

The Company is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with, target businesses. Although the Company’s search for a target business is not limited to a particular industry or geographic region, it intends to focus its search on target businesses that operate in the metals and mining industry, with an emphasis on gold and other precious metals. An affiliate of The Electrum Group LLC, a privately held global natural resources investment management company that manages the assets of Thomas S. Kaplan and other institutional investors, is acting as the Company’s sponsor.

Cantor Fitzgerald & Co. acted as the lead managing underwriter for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on June 10, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission's website at www.sec.gov. Alternatively, a copy of the final prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York NY 10022, Attention: Jonathan Fecowicz, Telephone 212-915-1067, Email: jfecowicz@cantor.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Contacts:

Sard Verbinnen & Co

Jonathan Gasthalter / Elizabeth Smith

(212) 687-8080